Exhibit 99.1

     Resources Connection, Inc. Reports Fiscal 2004 Third Quarter Results

Company Reports 78% Year-Over-Year Revenue Growth and Profits More Than Double

    COSTA MESA, Calif., March 25 /PRNewswire-FirstCall/ -- Resources Connection, Inc. (Nasdaq: RECN), an international professional services firm that provides accounting and finance, human capital, information management, supply chain management and internal audit/risk management services on a project basis, today announced financial results for its third quarter ended February 29, 2004.

    Total revenue for the third quarter of fiscal 2004 increased 78% to $87.8 million compared to $49.2 million for the same quarter in fiscal 2003, and 19% from the previous quarter. Revenue includes a full quarter of activity for the Netherlands and Australian practices acquired in the first quarter of fiscal 2004. Excluding the impact of these acquisitions, revenue grew 49% year over year. Net income for the quarter ended February 29, 2004, was $5.8 million, or $0.24 per diluted share, compared to net income of $2.7 million or $0.12 per diluted share in the February 2003 quarter.

    "We had a quarter of continued revenue growth. We have experienced demand across all of our service lines, but in particular, risk management. The environment for our services has strengthened considerably. Assisting companies in complying with Section 404 of Sarbanes-Oxley has fueled the growth in Resources Audit Solutions, our risk management subsidiary," said Chairman and CEO Donald Murray.

    For the first nine months of fiscal 2004, revenue grew 55% to $221.3 million compared to $143.0 million for the nine-month period in the prior year. Net income for the nine months ended February 29, 2004 was $13.6 million, or $0.57 per diluted share versus $8.5 million, or $0.37 per diluted share, in the prior year period.

    "During the latter part of our third quarter and continuing into the early weeks of the final quarter of the year, we have seen a broad improvement in the market for our services in assisting clients with solving their problems internally," continued Mr. Murray.

    "During the past quarter our growing capabilities to serve multinational clients' needs throughout the world has made us more relevant to larger companies and has helped us win opportunities that previously might have been served by one of the Big 4 international accounting firms. I believe this is an important step in our evolution as a global service provider."

    ABOUT RESOURCES CONNECTION

    Resources Connection, Inc. is an international professional services firm that provides accounting and finance, human capital, information management, internal audit and supply chain services on a project basis. The Company was originated as part of Deloitte in North America. Its legacy in Europe is from Ernst & Young and in Asia Pacific from Deloitte. Resources Connection today is completely independent, autonomous and publicly traded on NASDAQ. In addition to its project professional services, Resources Connection has established itself as a leading business services provider for companies seeking independent and cost effective assistance for meeting or complying with many of the complex business and regulatory issues in today's marketplace.

    Headquartered in Costa Mesa, California, the company operates from more than 60 domestic and international offices. The U.S. client portfolio boasts more than 30 of the Fortune 50 companies. The company was recently named to Forbes Best 200 Small Companies list for the second consecutive year. More information about the company is available at http://www.resourcesconnection.com.

    Resources Connection will hold a conference call for interested analysts and investors at 5:00 pm, EST today, March 25, 2004. This conference call will be available for listening via a webcast on the Company's Internet web site, at http://www.resourcesconnection.com/.

    Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of these terms or other comparable terminology. Such statements and all phases of Resources Connection's operations are subject to known and unknown risks, uncertainties and other factors, including seasonality, overall economic conditions and other factors and uncertainties as are identified in Resources Connection's Form 10-K for the year ended May 31, 2003 and Form 10-Qs for the quarters ended August 31, 2003 and November 30, 2003 (File No. 0-32113). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Resources Connection's, and its industry's, actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The Company undertakes no obligation to update the forward-looking statements in this press release.

     Press Contact:
     Stephen Giusto
     Chief Financial Officer
     (714) 430-6500
     steve.giusto@resources-us.com

                            RESOURCES CONNECTION, INC.
                               SUMMARY OF OPERATIONS
                     (in thousands, except per share amounts)

                                         Quarter            Nine Months
                                    Ended February 29,   Ended February 29,
                                       2004       2003      2004      2003
                                       (unaudited)          (unaudited)
     Revenue                        $87,758    $49,237   $221,315  $142,974
     Direct costs of services        54,353     30,153    135,828    86,363
     Gross profit                    33,405     19,084     85,487    56,611
     Selling, general and
      administrative expenses        22,724     14,170     60,424    41,714
     Amortization of intangible
      assets                            514        298      1,212       455
     Depreciation expense               507        328      1,327       955
     Interest income                   (147)      (231)      (422)     (839)
     Income before provision for
      income taxes                    9,807      4,519     22,946    14,326
     Provision for income taxes       4,021      1,853      9,342     5,873
     Net income                      $5,786     $2,666    $13,604    $8,453
     Diluted net income per share     $0.24      $0.12      $0.57     $0.37
     Diluted shares                  24,140     22,969     23,850    22,808

                            RESOURCES CONNECTION, INC.
                        SELECTED BALANCE SHEET INFORMATION
                                  (in thousands)

                                          February 29, 2004   May 31, 2003
                                             (unaudited)
     Cash, cash equivalents and
      long-term marketable securities           $47,769           $68,078
     Accounts receivable, less allowances       $55,705           $26,635
     Total assets                              $194,077          $155,937
     Current liabilities                        $34,169           $20,941
     Total stockholders' equity                $158,443          $133,531

SOURCE  Resources Connection, Inc.
    -0-                             03/25/2004
    /CONTACT: Stephen Giusto, Chief Financial Officer of Resources Connection, Inc., +1-714-430-6500, steve.giusto@resources-us.com/
    /Web site:  http://www.resourcesconnection.com /
    (RECN)

CO:  Resources Connection, Inc.
ST:  California
IN:  FIN
SU:  ERN CCA